EXHIBIT 2


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                MEDTRONIC, INC.,

                             BYR ACQUISITION CORP.,

                                       AND

                                  INSTENT INC.



                                 March 22, 1996




                                TABLE OF CONTENTS


ARTICLE 1         THE MERGER; CONVERSION OF SHARES                                                5
         1.1      The Merger                                                                      5
         1.2      Effective Time                                                                  5
         1.3      Conversion of Shares                                                            5
         1.4      Dissenting Shares                                                               6
         1.5      Exchange of Company Common Stock                                                6
         1.6      Exchange of Acquisition Subsidiary Common Stock                                 8
         1.7      Stock Options                                                                   8
         1.8      Capitalization Changes                                                          8
         1.9      Certificate of Incorporation of the Surviving Corporation                       8
         1.10     Bylaws of the Surviving Corporation                                             9
         1.11     Directors and Officers of the Surviving Corporation                             9

ARTICLE 2         CLOSING                                                                         9
         2.1      Time and Place                                                                  9
         2.2      Filings at the Closing                                                          9

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                   9
         3.1      Organization                                                                    9
         3.2      Authorization                                                                   9
         3.3      Capitalization                                                                 10
         3.4      Reports and Financial Statements                                               10
         3.5      Absence of Undisclosed Liabilities                                             11
         3.6      Consents and Approvals                                                         11
         3.7      Compliance with Laws                                                           11
         3.8      Litigation                                                                     12
         3.9      Absence of Material Adverse Changes                                            12
         3.10     Environmental Laws and Regulations                                             12
         3.11     Officers, Directors and Employees                                              13
         3.12     Taxes                                                                          13
         3.13     Contracts                                                                      14
         3.14     Title to Properties; Liens                                                     15
         3.15     Permits, Licenses, Etc                                                         15
         3.16     Intellectual Property Rights                                                   15
         3.17     Benefit Plans                                                                  15
         3.18     Minute Books                                                                   17
         3.19     Insurance Policies                                                             17
         3.20     Bank Accounts                                                                  17
         3.21     Powers of Attorney                                                             17
         3.22     Product Liability Claims                                                       17
         3.23     Warranties                                                                     18
         3.24     Inventories                                                                    18
         3.25     Relations with Suppliers and Customers                                         18
         3.26     No Finders                                                                     18
         3.27     Proxy Statement                                                                18
         3.28     Merger Filings                                                                 19
         3.29     Fairness Opinion                                                               19
         3.30     Disclosure                                                                     19

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION
                  SUBSIDIARY                                                                     19
         4.1      Organization                                                                   19
         4.2      Authorization                                                                  19
         4.3      Capitalization                                                                 19
         4.4      Consents and Approvals                                                         20
         4.5      Reports; Financial Statements; Absence of Changes                              20
         4.6      Registration Statement                                                         20
         4.7      Merger Filings                                                                 21
         4.8      No Finders                                                                     21

ARTICLE 5         COVENANTS                                                                      21
         5.1      Conduct of Business of the Company                                             21
         5.2      No Solicitation                                                                23
         5.3      Access and Information                                                         23
         5.4      Approval of Shareholders; Proxy Statement; Registration Statement              24
         5.5      Consents                                                                       25
         5.6      Affiliates' Letters                                                            25
         5.7      Expenses                                                                       25
         5.8      Further Actions                                                                25
         5.9      Regulatory Approvals                                                           25
         5.10     Certain Notifications                                                          26
         5.11     Voting of Shares                                                               26
         5.12     Noncompetition Agreements                                                      26
         5.13     NYSE Listing Application                                                       26
         5.14     Indemnification                                                                26
         5.15     Letters of the Company's and Parent's Accountants                              27
         5.16     Royalty Revision                                                               27
         5.17     Pooling; Reorganization                                                        27
         5.18     Subsidiary Shares                                                              27

ARTICLE 6         CLOSING CONDITIONS                                                             27
         6.1      Conditions to Obligations of Parent, Acquisition Subsidiary and the Company    27
         6.2      Conditions to Obligations of Parent and Acquisition Subsidiary                 28
         6.3      Conditions to Obligations of the Company                                       29

ARTICLE 7         TERMINATION AND ABANDONMENT                                                    29
         7.1      Termination                                                                    29
         7.2      Effect of Termination                                                          30

ARTICLE 8         MISCELLANEOUS                                                                  31
         8.1      Amendment and Modification                                                     31
         8.2      Waiver of Compliance; Consents                                                 31
         8.3      Investigation; Survival of Representations and Warranties                      31
         8.4      Notices                                                                        31
         8.5      Assignment                                                                     32
         8.6      Governing Law                                                                  32
         8.7      Counterparts                                                                   32
         8.8      Knowledge                                                                      32
         8.9      Interpretation                                                                 32
         8.10     Publicity                                                                      33
         8.11     Entire Agreement                                                               33

EXHIBITS:

Exhibit A:        Form of Pooling Affiliate's Letter
Exhibit B:        Form of Agreement to Facilitate Merger
Exhibit C:        Form of Noncompetition Agreement
Exhibit D:        Form of Opinion of the Company's Counsel
Exhibit E:        Form of Opinion of Parent's Counsel

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                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT is dated as of March 22, 1996, by and among MEDTRONIC, INC., a Minnesota corporation ("Parent"), BYR ACQUISITION CORP., a Delaware corporation ("Acquisition Subsidiary"), and INSTENT INC., a Delaware corporation
(the "Company").

         WHEREAS, the Boards of Directors of Parent, Acquisition Subsidiary and the Company have approved the merger of Acquisition Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that the Merger shall be recorded as a "pooling of interests" within the meaning of Accounting
Principles Board Opinion No. 16, and the rules and regulations of the Securities and Exchange Commission (the "SEC"); and

         WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE 1
                        THE MERGER; CONVERSION OF SHARES

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Acquisition Subsidiary shall be merged with and into the Company in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), whereupon the separate corporate existence of Acquisition Subsidiary shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of the Company and Acquisition Subsidiary, all as more fully described in the DGCL.

         1.2 Effective Time. As soon as practicable after each of the conditions set forth in Article 6 has been satisfied or waived, the Company and Acquisition
Subsidiary will file, or cause to be filed, with the Secretary of State of the State of Delaware a Certificate of Merger for the Merger, which Certificate shall be in the form required by and executed in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time such filing is made or, if agreed to by Parent and the Company, such later time or date set forth in the Certificate of Merger (the "Effective Time").

         1.3 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of capital stock of the Company or Acquisition Subsidiary:

                  (a) Each share of common stock of the Company, $.01 par value, (the "Company Common Stock") issued and outstanding immediately prior thereto (except for the shares referred to in Section 1.3(b) hereof) shall be converted into the right to receive 0.3833 of a share (subject to adjustment as provided below, the "Conversion Ratio") of common stock of Parent, par value $.10 per share, ("Parent Common Stock").

                  Notwithstanding the foregoing, if the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the number of shares subject to then outstanding options, warrants or other rights to acquire shares of Company Common
         Stock (collectively, "Company Stock Acquisition Rights") is greater than 10,850,362 such shares or if the aggregate exercise price of all such Company Stock Acquisition Rights then outstanding is less than the aggregate exercise price reflected in Schedule 3.3, then the Conversion
         Ratio shall be the lower of 0.3833 and the amount (rounded to the nearest ten thousandth, with the fourth decimal place rounded up if the fifth decimal place is 5 or more) equal to (i) $[23.00 times
         10,850,362] minus the aggregate exercise price reflected in Schedule
         3.3 plus the aggregate amount received by the Company as a result of any issuance of Company Common Stock after the date of this Agreement and prior to the Effective Time plus the aggregate exercise price of all Company Stock Acquisition Rights outstanding immediately prior to the Effective Time divided by (ii) $60.00 times the sum of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (B) the number of shares subject to Company
         Stock Acquisition Rights then outstanding.

                  An appropriate adjustment shall be made in the event that, prior to the Effective Time, the outstanding shares of Company Common
         Stock, without new consideration, are changed into or exchanged for a different kind of shares or securities through a reorganization, reclassification, stock dividend, stock combination or other like change in the Company's capitalization. Notwithstanding the foregoing, nothing in this Section shall be deemed to constitute authorization or permission for or consent from Parent or Acquisition Subsidiary to any increase in the number of shares of Company Common Stock outstanding or subject to outstanding Company Stock Acquisition Rights, to any decrease in the exercise price of such Rights or to any reorganization, reclassification, stock dividend, stock combination or other like change in capitalization.

                  (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held in the treasury of the Company or is then owned beneficially or of record by Parent, Acquisition Subsidiary or any direct or indirect subsidiary of Parent or the Company shall be cancelled without payment of any consideration therefor and without any conversion thereof.

                  (c) Each share of any other class of capital stock of the Company (other than Company Common Stock) shall be cancelled without payment of any consideration therefor and without any conversion thereof.

                  (d) Each share of common stock of Acquisition Subsidiary, par value $.01 per share, (the "Acquisition Subsidiary Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving
         Corporation, $.01 par value, (the "Surviving Corporation Common
         Stock").

         1.4 Dissenting Shares. The Merger does not give rise to appraisal rights of the Company shareholders.

         1.5 Exchange of Company Common Stock.

                  (a) Promptly after the Effective Time, Parent shall cause
         Parent's stock transfer agent or such other person as Parent may appoint to act as exchange agent (the "Exchange Agent") to mail to each holder of record (other than Parent, Acquisition Subsidiary, the Company or any subsidiary of Parent or the Company) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to Company Certificate(s) shall pass, only upon delivery of Company Certificate(s) to the Exchange
         Agent) and instructions for such holder's use in effecting the surrender of Company Certificates in exchange for certificates representing shares of Parent Common Stock.

                  (b) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Company Common
         Stock, upon surrender to the Exchange Agent of one or more Company
         Certificates for cancellation, together with a duly-executed letter of transmittal, (i) one or more Parent certificates representing the number of whole shares of Parent Common Stock into which the shares represented by Company Certificate(s) shall have been converted pursuant to Section 1.3(a), and (ii) a bank check in the amount of cash into which the shares represented by Company Certificate(s) shall have been converted pursuant to Section 1.5(f) (relating to fractional shares), and Company Certificate(s) so surrendered shall be cancelled.
         In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of shares of Parent Common Stock that Company
         Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall
         (i) pay to the Exchange Agent any transfer or other taxes required, or
         (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (c) Holders of Company Common Stock will be entitled to any dividends or other distributions pertaining to the Parent Common Stock received in exchange therefor that become payable to persons who are holders of record of Parent Common Stock as of a record date that follows the Effective Time, but only after they have surrendered their Company Certificates for exchange. Subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Company
         Certificates are surrendered to the Exchange Agent for exchange.
         Holders of Company Common Stock will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Parent
         Common Stock as of a record date that is prior to the Effective Time.

                  (d) All shares of Parent Common Stock issued upon the surrender for exchange of Company Common Stock in accordance with the terms hereof (including any cash paid for fractional shares pursuant to Section 1.5(f) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common
         Stock.

                  (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving
         Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 1. As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to the DGCL. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective
         Time, represent for all purposes only the right to receive the number of whole shares of Parent Common Stock into which the shares of Company
         Common Stock shall have been converted by the Merger as provided in
         Section 1.3(a) hereof and the right to receive the cash value of any fraction of a share of Parent Common Stock as provided in Section
         1.5(f) hereof.

                  (f) No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued upon the surrender for exchange of Company
         Certificates, no dividend or other distribution of Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common
         Stock who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying (i) the Parent Average Market Price (defined below) by
         (ii) the fractional share of Parent Common Stock to which such holder would otherwise be entitled. Parent will make available to the Exchange
         Agent any cash necessary for this purpose. For purposes hereof, "Parent
         Average Market Price" shall mean the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the closing sale prices of a share of Parent Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Tape, as reported in The Wall Street Journal, for the twenty consecutive NYSE trading days ending and including the fifth NYSE trading day immediately preceding the Effective Time.

                  (g) In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to this Article 1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company
         Certificate to deliver a bond in such sum as Parent may direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Company Certificate alleged to have been lost, stolen or destroyed.

                  (h) Each person entitled to receive shares of Parent Common
         Stock pursuant to this Article 1 shall receive together with such shares the number of Parent Common Stock Purchase Rights (pursuant to the Rights Agreement dated as of June 27, 1991, between Parent and Norwest Bank Minnesota, N.A., the "Parent Rights Plan") per share of
         Parent Common Stock equal to the number of Parent Common Stock Purchase
         Rights associated with one share of Parent Common Stock at the Effective Time.

         1.6 Exchange of Acquisition Subsidiary Common Stock. From and after the
Effective Time, each outstanding certificate previously representing shares of Acquisition Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation
Common Stock into which such shares of Acquisition Subsidiary Common Stock shall have been converted. Promptly after the Effective Time, the Surviving
Corporation shall issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates that formerly represented shares of Acquisition
Subsidiary Common Stock, which shall be cancelled.

         1.7 Stock Options. Each option to purchase shares of Company Common
Stock that is outstanding at the Effective Time (a "Company Option") shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Company Option, would be such a corporation were Section 424 of the Code applicable to such Company Option. From and after the Effective Time, all references to the Company in the Company Option shall be deemed to refer to Parent. The Company Option assumed by Parent shall be exercisable upon the same terms and conditions as under the Company Option except that (i) such Company Option shall entitle the holder to purchase from Parent the number of shares of Parent Common Stock
(rounded down to the nearest whole number of such shares) that equals the product of the Conversion Ratio times the number of shares of Company Common
Stock subject to such option immediately prior to the Effective Time and (ii) the option exercise price per share of Parent Common Stock shall be an amount
(rounded up to the nearest full cent) equal to the option exercise price per share of Company Common Stock in effect immediately prior to the Effective Time divided by the Conversion Ratio. As promptly as practicable after the Effective
Time, Parent shall issue to each holder of a Company Option a written instrument informing such holder of the assumption by Parent of such Company Option.

         1.8 Capitalization Changes. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or stock dividend, the Conversion Ratio and all per share price amounts and calculations set forth in this Agreement shall be appropriately adjusted.

         1.9 Certificate of Incorporation of the Surviving Corporation. The
Certificate of Incorporation of Acquisition Subsidiary, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law; provided that upon the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of the Corporation is [Buyer][Global], Inc."

         1.10 Bylaws of the Surviving Corporation. The Bylaws of Acquisition
Subsidiary, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         1.11 Directors and Officers of the Surviving Corporation. The directors and officers of Acquisition Subsidiary immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall be duly elected and qualified.


                                    ARTICLE 2
                                     CLOSING

         2.1 Time and Place. Subject to the satisfaction or waiver of the provisions of Article 6, the closing of the Merger (the "Closing") shall take place at the offices of Fredrikson & Byron, P.A., 1100 International Centre, 900
Second Avenue South, Minneapolis, Minnesota 55402, at 10:00 a.m., local time, on the day the Merger is approved by the shareholders of the Company at a special meeting of shareholders called pursuant to Section 5.4 hereof (the "Company
Shareholders Meeting") or at such other place, time or date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

         2.2 Filings at the Closing. At the Closing, subject to the provisions of Article 6, Parent, Acquisition Subsidiary and the Company shall cause a Certificate of Merger to be filed in accordance with the provisions of Section
251 of the DGCL, and take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.


                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby makes the following representations and warranties to Parent and Acquisition Subsidiary:

         3.1 Organization. The Company and each subsidiary of the Company
(referred to herein as a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
The Company and each Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify would have a Company Material Adverse
Effect (as defined below). "Company Material Adverse Effect" means an effect that, individually or in the aggregate with other effects, is or would reasonably be expected to be materially adverse: (i) to the present or planned business, properties, liabilities, results of operation or financial condition of the Company and its Subsidiaries, considered as a whole; (ii) to the ability of Parent or the Surviving Corporation to conduct such businesses, as presently conducted, following the Effective Time; or (iii) to the Company's ability to perform any of its obligations under this Agreement or to consummate the Merger.
The jurisdictions in which the Company and each Subsidiary are qualified are listed on SCHEDULE 3.1. The Company has heretofore delivered to Parent complete and accurate copies of the Certificate of Incorporation and Bylaws of the Company and each Subsidiary, as currently in effect. Except to the extent specifically disclosed on SCHEDULE 3.1, neither the Company nor any Subsidiary, directly or indirectly, owns or controls or has any capital, equity, partnership, participation or other ownership interest in any corporation, partnership, joint venture or other business association or entity.

         3.2 Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders, to consummate the transactions contemplated hereby, and to file and distribute the Proxy Statement/Prospectus (as defined in Section 5.4 hereof). The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors, no other corporate proceedings on the part of the Company or any Subsidiary are necessary to authorize this Agreement, and, subject to obtaining the approval of its shareholders, no other corporate action on the part of the Company or any Subsidiary is necessary to consummate the transactions contemplated hereby. This
Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. To the Company's knowledge, each Agreement to Facilitate Merger and Affiliate's Letter
(as described in Sections 5.11 and 5.6) has been duly and validly executed and delivered by the Company shareholder who is a party thereto and constitutes the valid and binding obligation of such shareholder, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.3 Capitalization. The authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Common Stock, $.01 par value, of which 10,024,693 shares are issued and outstanding and no shares are held in the Company's treasury, and (ii) 3,000,000 shares of the Company Preferred Stock,
$.01 par value, none of which are issued or outstanding. Except as set forth on
SCHEDULE 3.3, all issued and outstanding shares of capital stock of each Subsidiary are owned, beneficially and of record, by the Company, free and clear of any Liens (as defined in Section 3.14). All issued and outstanding shares of Company Common Stock have been validly issued, are fully paid and nonassessable, and have not been issued in violation of and are not currently subject to any preemptive rights. Except for options to purchase an aggregate 825,669 shares of Company Common Stock granted pursuant to the Company 1993 Stock Option Plan and the 1995 Stock Option and Compensation Plan, (the "Company Option Plans"), there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements or any other agreements of any character to which the Company or any Subsidiary is a party that, directly or indirectly, (i) obligate the Company or any Subsidiary to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (ii) call for or relate to the sale, pledge, transfer or other disposition or encumbrance by the Company or any Subsidiary of any shares of its capital stock, or (iii) to the knowledge of the Company, relate to the voting or control of such capital stock. To the Company's knowledge, except as specifically disclosed on SCHEDULE 3.3, no shares of Company Common Stock beneficially owned by an affiliate of the Company are subject to a pledge, security interest or other security agreement or arrangement. SCHEDULE 3.3 sets forth a complete and accurate list of all stock options, warrants and other rights to acquire Company Common Stock, including the name of the holder, the date of grant, acquisition price, expiration date, number of shares, exercisability schedule, and, in the case of options, the type of option under the Code. SCHEDULE 3.3 also sets forth the restrictions to which any shares of Company Common Stock issued pursuant to the Company Option Plans or otherwise are currently subject and also sets forth the restrictions to which such shares will be subject immediately after the Effective Time. Section 1.7 hereof is consistent with the terms and provisions of the Company Option Plans, and no consent of holders or participants under such Plans is required to carry out the provisions of such Section.

         3.4 Reports and Financial Statements. The Company has filed all forms, reports, registration statements and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since January 1, 1995 (such forms, reports, registration statements and documents, together with any amendments thereto, are referred to as the "Company SEC Filings"). As of their respective dates, the Company SEC Filings (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 and the rules and regulations thereunder (the "1933 Act") and the Securities
Exchange Act of 1934 and the rules and regulations thereunder (the "1934 Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Company SEC Filings and the Company's audited financial statements at and for the year ended December 31, 1995 (the "Company 1995 Financials") (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and the income, cash flows and changes in shareholder's equity for the periods involved. The statements of operations included in the audited or unaudited interim financial statements in the Company SEC Filings and in the 1995 Financials do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified in the applicable statement of operations or notes thereto. Prior to the date hereof, the Company has delivered to Parent complete and accurate copies of all the Company SEC Filings since January 1, 1995 and of the Company 1995 Financials and has also delivered to Parent complete and accurate copies of all statements on Schedule 13D and Schedule 13G known to the Company to have been filed with the SEC with respect to capital stock of the Company. The Company has filed in a timely manner all reports required to be filed by it pursuant to Sections 13, 14 or 15(d) of the 1934 Act.

         3.5 Absence of Undisclosed Liabilities. Except to the extent specifically disclosed on SCHEDULE 3.5, neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance sheet of the Company as of December 31, 1995 contained in the Company 1995 Financials (the "Company
Audited Balance Sheet"), and (b) liabilities or obligations arising since
December 31, 1995 in the ordinary course of business and consistent with past practice that would not have a Company Material Adverse Effect.

         3.6 Consents and Approvals. Except for (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the Hart-Scott-Rodino
Antitrust Improvements Act of 1976 and the regulations thereunder (the "HSR
Act"), and the antitrust, competition, foreign investment or similar laws of any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, "Foreign
Merger Laws"), (ii) the Company shareholders' approval, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, and (iv) any items disclosed on SCHEDULE 3.6, the execution and delivery of this Agreement by the Company, and, to the Company's knowledge, the execution and delivery of the Agreements to Facilitate Merger, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Certificate of Incorporation or Bylaws of the Company or any Subsidiary;
(b) violate any statute, rule, regulation, order or decree of any federal, state, local or foreign body or authority (including, but not limited to, the Food and Drug Administration (the "FDA") or any nongovernmental self-regulatory agency) by which the Company or any Subsidiary or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent or approval of any federal, state, local or foreign public body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under, or result in the creation of any Lien (as defined in Section 3.14) on any of the properties or assets of the Company or any Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement or other instrument or obligation to which the Company or any Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, in the case of clause (d), for any such violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not have a Company Material Adverse Effect.

         3.7 Compliance with Laws. All activities of the Company and each Subsidiary have been, and are currently being, conducted in compliance with all applicable federal, state, local or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders and other similar items of any court or other governmental entity (including, but not limited to, those of the FDA or any nongovernmental self-regulatory agency), the failure to comply with which would have a Company Material Adverse Effect. The Company and each Subsidiary has timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its medical device, pharmaceutical, consumer, health-care and other governmentally regulated products (the "Regulated Products") required to be filed with or otherwise provided to the FDA or any other federal, state, local or foreign governmental authorities with jurisdiction over the manufacture, use or sale of the Regulated
Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, except where the failure to file timely such registrations, reports, data, information and applications or the failure to have such licenses and approvals in full force and effect would not have a Company Material Adverse Effect.

         3.8 Litigation. Except to the extent specifically disclosed on SCHEDULE
3.8, to the Company's knowledge, no investigation or review by any federal, state, local or foreign body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency) with respect to the Company or any Subsidiary is pending or threatened, nor has any such body or authority
(including, but not limited to, the FDA or any nongovernmental self-regulatory agency) indicated to the Company or any Subsidiary an intention to conduct the same. Except to the extent specifically disclosed on SCHEDULE 3.8, there are no claims, actions, suits or proceedings by any private party that could reasonably be expected to involve individually an amount in excess of $25,000 or collectively an aggregate amount in excess of $100,000, or by any governmental body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency), against or affecting the Company or any Subsidiary, pending or, to the knowledge of the Company, threatened at law or in equity, or before any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality (including, but not limited to, the FDA or any nongovernmental self-regulatory agency) and, to the knowledge of the Company, there is no basis for any such investigation, review, claim, action, suit or proceeding that would have a Company Material Adverse Effect.

         3.9 Absence of Material Adverse Changes. Except to the extent specifically disclosed on SCHEDULE 3.9, since December 31, 1995 there has not been any (a) change or circumstance that would have a Company Material Adverse
Effect; (b) action by the Company or any Subsidiary that, if taken on or after the date of this Agreement, would require the consent or approval of Parent pursuant to Section 5.1 hereof, except for actions as to which consent or approval has been given as provided therein; (c) damage, destruction or loss, whether covered by insurance or not, that would have a Company Material Adverse
Effect; (d) change by the Company or any Subsidiary in accounting methods or principles used for financial reporting purposes, except as required by a change in generally accepted accounting principles and concurred with by the Company's independent public accountants; or (e) agreement, whether in writing or otherwise, to take any action described or referenced in this Section 3.9.

         3.10 Environmental Laws and Regulations. SCHEDULE 3.10 completely and accurately sets forth the following: (a) a list of, to the Company's knowledge, all above-ground storage tanks or underground storage tanks for Hazardous
Materials (as defined below) on real property now or at any time in the past owned, leased or occupied by the Company or any Subsidiary (such real property referred to in this Section as the "Real Property"); (b) the identity of any Hazardous Materials (as defined below) used, generated, transported or disposed of by the Company or any Subsidiary now or at any time in the past, together with a brief description and location of each activity using such Hazardous
Materials; (c) a summary of the identity of, to the Company's knowledge, any Hazardous Materials that have been disposed of or found on, above or below any Real Property; and (d) a list of all reports, studies or tests in the possession of the Company or any Subsidiary or initiated by the Company or any Subsidiary pertaining to the existence of Hazardous Materials on, above or below any Real
Property or any property adjoining or which could reasonably be expected to affect Real Property, or concerning compliance with or liability under the Regulations (as defined below). The Company has heretofore delivered to Parent complete and accurate copies of such reports, studies or tests.

         The Company and each Subsidiary have obtained, and maintained in full force and effect, all required environmental permits and other governmental approvals and are in compliance with all applicable Regulations (as defined below), except where the failure to so obtain and maintain or to be in compliance would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary (i) has received a written notice or Claim (as defined below) alleging potential liability under any of the Regulations or alleging a violation of the Regulations or (ii) has any knowledge that such a notice or Claim may be issued in the future. Neither the Company nor any Subsidiary has any knowledge of any notices to or Claims against any persons, or reasonable basis therefor, alleging potential liability under any of the Regulations with respect to the Real Property or any adjoining properties or which could reasonably be expected to affect the Real Property. Neither the Company nor any Subsidiary (i) has been or is presently subject to or, to the knowledge of the Company, threatened with any administrative or judicial proceeding pursuant to the Regulations, or (ii) has any information that it may be subject to or, to the knowledge of the Company, threatened with such a proceeding in the future.
Neither the Company nor any Subsidiary has knowledge of any conditions or circumstances that could reasonably be expected to result in the determination of liability against the Company or any Subsidiary relating to environmental matters that would have a Company Material Adverse Effect, including, but not limited to, any Claim arising from past or present environmental practices with respect to Hazardous Materials, the Real Property or to any disposal sites. No
Hazardous Materials have been or are threatened to be discharged, omitted or released into the air, water, soil, or subsurface at or from any Real Property by the Company or, to the Company's knowledge, by any other person.

         For purposes of this Section 3.10, the following terms shall have the following meanings: (i) "Hazardous Materials" means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known human carcinogens, petroleum products or other substances or materials listed, identified or designated as toxic or hazardous or as a pollutant or contaminant in, or the use, release or disposal of which is regulated by, the Regulations; (ii) "Regulations" means the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. ss.ss. 9601 et seq.; the Federal Resource Conservation and Recovery
Act of 1976 ("RCRA"), 42 U.S.C. ss.ss. 6901 et seq.; the Clean Water Act, 33
U.S.C. ss.ss. 1321 et seq.; the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., and any other federal, state, county, local, foreign or other governmental statute, regulation, or ordinance, as now in existence, that relates to or deals with employee safety and human health, pollution, health or the environment including, but not limited to, the use, generation, discharge, transportation, disposal, recordkeeping, notification and reporting of Hazardous Materials; and
(iii) "Claim" means any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, penalties, attorneys' fees and any other expenses incurred, assessed, sustained or alleged by or against the Company or any Subsidiary.

         3.11 Officers, Directors and Employees. Prior to the date hereof, the Company has provided to Parent a list that completely and accurately sets forth the name and current annual salary rate of each officer or employee of the Company or any Subsidiary whose total remuneration for the last fiscal year was, or for the current fiscal year has been set at, in excess of $50,000, together with a summary of the bonuses, commissions, additional compensation and other like benefits, if any, paid or payable to such persons for the last fiscal year and proposed for the current fiscal year. SCHEDULE 3.11 completely and accurately sets forth (i) the names of all former employees whose employment with the Company or any Subsidiary has terminated either voluntarily or involuntarily during the preceding 12-month period; and (ii) the names of the officers (with all positions and titles indicated) and directors of the Company and each Subsidiary. No unfair labor practice complaint against the Company or any Subsidiary is pending before the National Labor Relations Board, and there is no labor strike, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or involving the Company or any Subsidiary. No unionizing efforts have, to the knowledge of the Company, been made by employees of the Company or any Subsidiary, neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company or any Subsidiary. There is no labor dispute pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and its employees.

         3.12 Taxes. The Company has previously furnished to Parent complete and accurate copies of all tax or assessment reports and tax returns (including any applicable information returns) required by any law or regulation (whether
United States, foreign, state, local or other jurisdiction) filed by the Company for each of the three fiscal years ended December 31, 1992, 1993 and 1994 and of all such returns filed separately by any Subsidiary for fiscal years ending during or after 1992. The Company and each Subsidiary has filed, or has obtained extensions to file (which extensions have not expired without filing), all state, local, United States, foreign or other tax reports and returns required to be filed by any of them. The Company and each Subsidiary has duly paid, or accrued on its books of account, all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against it, or that it is obligated to withhold from amounts owed by it to any person. The liabilities and reserves for taxes reflected on the Company Audited
Balance Sheet are adequate to cover all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof ending on or before the dates thereof. There are no Liens (as defined in Section 3.14) for taxes upon any property or asset of the Company or any Subsidiary. Neither the Company nor any Subsidiary is delinquent in the payment of any tax assessment
(including, but not limited to, any applicable withholding taxes). None of the tax returns or reports for the tax periods ended December 31, 1992, 1993 and 1994 have been audited by the Internal Revenue Service (the "IRS") or by any other taxing authority. Further, to the knowledge of the Company, except to the extent specifically disclosed on SCHEDULE 3.12, no state of facts exists or has existed that would subject the Company or any Subsidiary to an additional material tax liability for any taxes assessable by either the IRS or any separate state, local, foreign or other taxing authority with respect to any reports or returns filed on or before the date hereof (other than extension requests for which returns have not been filed as of the date hereof). Neither the Company nor any Subsidiary has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of
Section 341(f)(2) of the Code. Except to the extent specifically disclosed on
SCHEDULE 3.12, neither the Company nor any Subsidiary has (i) received notification of any pending or proposed examination by either the IRS or any state, local, foreign or other taxing authority, (ii) received notification of any pending or proposed deficiency by either the IRS or any state, local, foreign or other taxing authority, or (iii) granted any extension of the limitations period applicable to any claim for taxes.

         For the purposes of this Section 3.12, "tax" shall mean and include taxes, additions to tax, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority, including but not limited to all federal, state, county, local and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; "tax" shall also include any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any tax allocation, tax sharing, tax indemnity or similar agreement.

         3.13 Contracts. SCHEDULE 3.13 lists, and the Company has heretofore furnished to Parent complete and accurate copies of (or, if oral, SCHEDULE 3.13 states all material provisions of), (a) every independent sales representative, noncompetition (except only for standard noncompetition agreements entered into with the Company's employees, the forms of which have been provided to Parent), loan, credit, escrow, security, mortgage, guaranty, pledge, buy-sell, letter of credit, OEM, supply, distribution, manufacturers' representative, dealer, agency, lease (except for immaterial personal property leases), licensing
(except for immaterial licenses, which include, without limitation, licenses for off-the-shelf software), franchise, development, joint development, joint venture, research and development, or similar contract, agreement or understanding to which the Company or any Subsidiary is a party or may be bound,
(b) every employment or consulting agreement or arrangement with or for the benefit of any director, officer, employee, other person or shareholder of the Company or any Subsidiary or any affiliate thereof, (c) every contract, agreement or understanding to which the Company or any Subsidiary is a party that could reasonably be expected to involve payments by or to the Company or any Subsidiary in excess of $50,000, or would have a Company Material Adverse
Effect, or that was not made in the ordinary course of business, (d) every agreement or contract between the Company or any Subsidiary and any of the Company's officers, directors or more than 5% shareholders or any entity in which any of the Company's officers, directors or more than 5% shareholders has a greater than 2% equity interest, and (e) every other contract, plan, agreement or understanding to which the Company or any Subsidiary is a party or may be bound and which would be required to be filed with the SEC in a filing to which paragraph (b)(10) of Item 601 of Regulation S-K of the Rules and Regulations of the SEC would be applicable. The Company and each Subsidiary has performed all obligations required to be performed by it under any listed or material contract, plan, agreement, understanding or arrangement made or obligation owed by or to the Company or any Subsidiary, except where the failure would not have a Company Material Adverse Effect; there has not been any event of default (or any event or condition which with notice or the lapse of time, both or otherwise, would constitute an event of default) thereunder on the part of the Company, any Subsidiary or, to the Company's knowledge, any other party to any thereof that would have a Company Material Adverse Effect; the same are in full force and effect and valid and enforceable by the Company or its Subsidiaries in accordance with their respective terms subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules or law governing specific performance, injunctive relief and other equitable remedies;
and the performance of any such contracts, plans, agreements, understandings, arrangements or obligations would not have a Company Material Adverse Effect.

         3.14 Title to Properties; Liens. The Company and/or its Subsidiaries have good and marketable title to all properties and assets reflected on the Company Audited Balance Sheet or acquired after the dates thereof (except for properties and assets sold or otherwise disposed of in the ordinary course of business since the dates thereof), which includes each asset the absence or unavailability of which would have a Company Material Adverse Effect, subject only to (a) statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent,
(b) with respect to personal property, the rights of customers of the Company or any Subsidiary with respect to inventory or work in progress under orders or contracts entered into by the Company or any Subsidiary in the ordinary course of business, (c) Liens reflected on the Company Audited Balance Sheet, (d) Liens for taxes not yet delinquent and (e) and defects in title that would not have a Company Material Adverse Effect. The term "Lien" as used in this Agreement means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind. All properties and assets purported to be leased by the Company or any Subsidiary are subject to valid and effective leases that are in full force and effect, and there does not exist, and the Merger will not result in, any default or event that with notice or lapse of time, or both or otherwise, would constitute a default under any such leases which would have a Company Material
Adverse Effect. The properties and assets of the Company and each Subsidiary have been kept in good condition and repair in the ordinary course of business.

         3.15 Permits, Licenses, Etc. The Company and each Subsidiary has all rights, permits, certificates, licenses, consents, franchises, approvals, registrations, and other authorizations necessary to sell its products and services and otherwise carry on and conduct its business and to own, lease, use and operate its properties and assets at the places and in the manner now conducted and operated, except those the absence of which would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice or claim pertaining to the failure to obtain any permit, certificate, license, franchise, approval, registration or other authorization required by any federal, state, local or foreign body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency).

         3.16 Intellectual Property Rights. SCHEDULE 3.16 contains a complete and accurate list of all patents, trademarks, trade names, service marks, copyrights and applications for or registrations of any of the foregoing as to which the Company or any Subsidiary is the owner or a licensee (indicating whether such license is exclusive or nonexclusive). The Company and each Subsidiary exclusively owns, free and clear of any Lien (as defined in Section
3.14), or is exclusively (unless otherwise indicated in SCHEDULE 3.16) licensed to use, all patents, trademarks, trade names, service marks, copyrights, applications for or registrations of any of the foregoing, processes, inventions, designs, technology, formulas, computer software programs, know-how and trade secrets used in or necessary for the conduct of its respective business as currently conducted or proposed to be conducted (the "Company
Intellectual Property"). Except to the extent specifically disclosed on SCHEDULE
3.16, no claim has been asserted or, to the knowledge of the Company, threatened by any person, and, to the Company's knowledge, no basis for any claim exists, with respect to the use of the Company Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto. To the knowledge of the Company, neither the use of the Company
Intellectual Property by the Company or any Subsidiary in the present or planned conduct of its business nor any product or service of the Company or any Subsidiary infringes on the intellectual property rights of any person. No current or former shareholder, employee or consultant of the Company or any Subsidiary has any rights in or to any of the Company Intellectual Property. All the Company Intellectual Property listed on SCHEDULE 3.16 has the status indicated therein and all applications are still pending in good standing and have not been abandoned. Except to the extent specifically disclosed on SCHEDULE
3.16: (i) the Company Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding; (ii) the Company and each Subsidiary has made all statutorily required filings, if any, to record its interests, and taken reasonable actions to protect its rights, in the Company
Intellectual Property; (iii) to the knowledge of the Company, no person or entity nor such person's or entity's business or products has infringed, misused or misappropriated the Company Intellectual Property or currently is infringing, misusing or misappropriating the Company Intellectual Property; and (iv) no other person or entity has any right to receive or any obligation to pay a royalty with respect to any the Company Intellectual Property or any product or service of the Company or any Subsidiary.

         3.17 Benefit Plans.

                  (a) Except to the extent specifically disclosed on SCHEDULE
         3.17(A), neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has sponsored, maintained or contributed to or been required to contribute to, any "employee pension benefit plan"
         ("Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA. Each such Pension Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with applicable provisions of ERISA, the Code and other applicable law.

                  (b) Neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has sponsored, maintained or contributed to or been required to contribute to, any Pension Plan that is a "Multiemployer Plan" within the meaning of Section 4001(a)(3) of ERISA.

                  (c) Except to the extent specifically disclosed on SCHEDULE
         3.17(C), neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has sponsored, maintained, contributed to, or been required to contribute to, any "employee welfare benefit plan"
         ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, and any such Welfare Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with the provisions of ERISA, the Code and all other applicable laws, including, but not limited to, Sections 4980B of the Code and the regulations thereunder, and Part 6 of Title I of ERISA. Except to the extent specifically disclosed on SCHEDULE 3.17(C), neither the Company nor any Subsidiary has established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                  (d) Neither the Company nor any Subsidiary sponsors, maintains or contributes to, or has sponsored, maintained or contributed to, a "self-insured medical reimbursement plan" within the meaning of Section
         105(h) of the Code and the regulations thereunder.

                  (e) Except to the extent specifically disclosed on SCHEDULE
         3.17(E), neither the Company nor any Subsidiary currently maintains or contributes to any oral or written bonus, profit-sharing, compensation
         (incentive or otherwise), commission, stock option or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance or other benefit or welfare or other similar plan, policy, agreement, trust, fund or arrangement providing for the remuneration or benefit of all or any employees or shareholders or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans").

                  (f) To the knowledge of the Company, neither any Pension Plans or Welfare Plans nor any trust created or insurance contract issued thereunder nor any trustee, fiduciary, custodian, or administrator thereof, nor any officer, director or employee of the Company or any Subsidiary, custodian or any other "disqualified person" within the meaning of Section 4975(e)(2) of the Code, or "party in interest" within the meaning of Section 3(14) of ERISA, with respect to any such plan has engaged in any act or omission which could reasonably be expected to subject the Company or any Subsidiary, either directly or indirectly, to a liability for breach of fiduciary duties under ERISA or a tax or penalty imposed by Section 502 of ERISA.

                  (g) Full and timely payment has been made of all amounts that the Company or any Subsidiary is required, under applicable law, with respect to any Pension Plan, Welfare Plan or Compensation Plan, or any agreement relating to any Pension Plan, Welfare Plan or Compensation
         Plan, to have paid as a contribution to each Pension Plan, Welfare Plan or Compensation Plan. To the extent required by generally accepted accounting principles, the Company has made adequate provisions for reserves to meet contributions that have not been made because they are not yet due under the terms of any Pension Plan, Welfare Plan or Compensation Plan or related agreements. There will be no change on or before the Closing Date in the operation of any Pension Plan, Welfare
         Plan or Compensation Plan or documents under which any such plan is maintained that will result in an increase in the benefit liabilities under such plan, except as may be required by law. The IRS has issued favorable determination letters with respect to all the Company and Subsidiary Pension Plans that are intended to be qualified under
         Section 401(a) of the Code. The Company has provided to Parent complete and accurate copies of all Pension Plans, Welfare Plans, Compensation
         Plans and related agreements, annual reports (Form 5500), favorable determination letters, current summary plan descriptions, and all employee handbooks or manuals.

                  (h) Except to the extent specifically disclosed on SCHEDULE
         3.17(H), the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Pension Plan, Welfare Plan, Compensation Plan or other arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. Except to the extent specifically disclosed on SCHEDULE
         3.17(H), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual"
         (as such term is defined in proposed Treasury Regulation Section
         1.280G-1) under any Pension Plan, Welfare Plan or Compensation Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

         3.18 Minute Books. The minute books of the Company and the Subsidiaries, as previously made available to Parent and its representatives, contain, in all material respects, complete and accurate records of all meetings of and corporate actions or written consents by the shareholders, Boards of Directors, and committees of the Boards of Directors of the Company and the Subsidiaries.

         3.19 Insurance Policies. SCHEDULE 3.19 sets forth a complete and accurate list, including the term, coverages, premium rates, limits and deductibles thereof, of all policies of insurance maintained by the Company or any Subsidiary with respect to any of its officers, directors, employees, shareholders, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations and a description of each claim made by the Company or any Subsidiary during the three-year period preceding the date hereof under any such policy of insurance. The Company has previously delivered to Parent complete and accurate copies of all such policies of insurance and complete and accurate copies of all documentation regarding claims made thereunder. All such policies of insurance are in full force and effect, have been issued for the benefit of the Company or its Subsidiary by properly licensed insurance carriers, and are adequate and customary for the assets, business and operations of the Company and its Subsidiaries. The Company has promptly and properly notified its insurance carriers of any and all claims known to it with respect to its operations or products for which it is insured.

         3.20 Bank Accounts. SCHEDULE 3.20 sets forth a list of each bank, broker or other depository with which the Company or any Subsidiary has an account or safe deposit box, the names and numbers of such accounts or boxes and the names of all persons authorized to draw thereon or execute transactions.

         3.21 Powers of Attorney. SCHEDULE 3.21 sets forth the names of all persons, if any, holding powers of attorney from the Company or any Subsidiary and a description of the scope of each such power of attorney. The Company has delivered to Parent prior to the date hereof complete and accurate copies of all such powers of attorney.

         3.22 Product Liability Claims. Except to the extent specifically disclosed on SCHEDULE 3.22, during the three-year period preceding the date hereof, neither the Company nor any Subsidiary has ever received a claim, or incurred any uninsured or insured liability, for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of its products or from the provision of services (hereafter collectively referred to as "Product
Liability"). To the knowledge of the Company, no basis for any claim based upon alleged Product Liability exists which would have a Company Material Adverse
Effect.

         3.23 Warranties. To the knowledge of the Company, all products manufactured or sold, and all services provided, by the Company or any Subsidiary have complied, and are in compliance, in all material respects with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto, including, to the extent applicable, FDA Good Manufacturing Practices. The terms of all product and service warranties and product return, sales credit, discount, warehouse allowance, advertising allowance, demo sales and credit policies of the Company and each Subsidiary are specifically set forth on SCHEDULE 3.23. The Company has delivered to Parent prior to the date hereof complete and accurate copies of all such warranties and policies.

         3.24 Inventories. Except as specifically set forth on SCHEDULE 3.24, all inventories of the Company and its Subsidiaries consist of items of merchantable quality and quantity usable or salable in the ordinary course of business, are salable at prevailing market prices not less than the book value amounts thereof or the price customarily charged by the Company or the applicable Subsidiary therefor, conform to the specifications established therefor and have been manufactured in accordance with applicable regulatory requirements, except to the extent that the failure of such inventories so to consist, be saleable, conform or be manufactured would not have a Company
Material Adverse Effect. Except as specifically set forth on SCHEDULE 3.24, the quantities of all inventories, materials and supplies of the Company and each Subsidiary (net of the obsolescence reserve therefor shown on the Company
Audited Balance Sheet and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective or excessive, and are reasonable and balanced in the circumstances of the Company and its Subsidiaries, except to the extent that the failure of such inventories to be in such conditions would not have a Company Material Adverse
Effect. SCHEDULE 3.24 sets forth a true and complete list of the addresses of all warehouses or other facilities in which inventories of the Company or any Subsidiary are located.

         3.25 Relations with Suppliers and Customers. No material current supplier of the Company or any Subsidiary has cancelled any contract or order for provision of, and, to the knowledge of the Company, there has been no threat by or basis for any such supplier not to provide, raw materials, products, supplies, or services to the businesses of the Company and its Subsidiaries either prior to or following the Merger. Except as specifically set forth on
SCHEDULE 3.25, neither the Company nor any Subsidiary has, to the knowledge of the Company, received any information from any customer that accounted for more than 5% of the revenues of the Company and its Subsidiaries during the last full fiscal year to the effect that such customer intends to materially decrease the amount of business it does with the businesses of the Company and its Subsidiaries either prior to or following the Merger. SCHEDULE 3.25 lists each supplier to the Company or any Subsidiary that is the sole source of a particular raw material, product, supply, or service.

         3.26 No Finders. No act of the Company or any Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein, except payments in the amounts specified on
SCHEDULE 3.26 to those parties identified thereon who have acted as a finder for the Company or have been retained by the Company as financial advisors pursuant to the writings described in SCHEDULE 3.26 and copies of which have been provided to Parent prior to the date of this Agreement.

         3.27 Proxy Statement. The Proxy Statement/Prospectus (as defined in
Section 5.4 hereof), and any amendments or supplements thereto, will comply in all material respects with all applicable laws, and none of the information relating to the Company or its affiliates included or incorporated therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith, will, at any time during the period beginning at the time it is mailed to shareholders and ending at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information relating to Parent or any affiliate of Parent supplied by Parent specifically for inclusion in the Proxy Statement/Prospectus.

         3.28 Merger Filings. The information as to the Company and the Subsidiaries or any of their affiliates or shareholders included in the Company's filing, or submitted to Parent for inclusion in its filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto and the Foreign Merger Laws.

         3.29 Fairness Opinion. The Company has received an oral opinion from each of Dillon, Read & Co., Inc. and Volpe, Welty & Company, each to the effect that, as of the date hereof, the consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view and will receive promptly hereafter a signed written copy of each such opinion and will thereupon deliver a copy of each opinion to Parent.

         3.30 Disclosure. To the knowledge of the Company, no representation or warranty by the Company in this Agreement, and no information disclosed in the Schedules supplied by the Company (taken as a whole), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.


                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                      OF PARENT AND ACQUISITION SUBSIDIARY

         Parent and Acquisition Subsidiary hereby jointly and severally make the following representations and warranties to the Company:

         4.1 Organization. Each of Parent and Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted. Each of Parent and Acquisition Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could have a Parent Material Adverse Effect (as defined below). The term
"Parent Material Adverse Effect" means an effect that, individually or in the aggregate with other effects, is or would reasonably be expected to be materially adverse to the present or planned business, properties, liabilities, results of operation or financial condition of Parent and its subsidiaries, considered as a whole, or to Parent's ability to perform any of its obligations under this Agreement or to consummate the Merger.

         4.2 Authorization. Each of Parent and Acquisition Subsidiary has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and Parent has full corporate power and authority to prepare, file and distribute the Registration Statement.
The execution and delivery of this Agreement by Parent and Acquisition
Subsidiary and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent and Acquisition Subsidiary and by Parent as the sole shareholder of Acquisition Subsidiary, and no other corporate proceedings on the part of Parent and Acquisition Subsidiary are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition
Subsidiary and constitutes the valid and binding obligation of Parent and Acquisition Subsidiary, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance injunctive relief or other equitable remedies.

         4.3 Capitalization. As of February 29, 1996, the authorized capital stock of Parent consisted of (a) 800,000,000 shares of Common Stock with a par value of $.10 per share, of which there were 234,131,829 shares issued and outstanding and no shares held in Parent's treasury, and (b) 2,500,000 shares of Preferred Stock with a par value of $1.00 per share, of which there were no shares issued and outstanding. The authorized capital stock of Acquisition
Subsidiary consists of 2,500 shares of Acquisition Subsidiary Common Stock, 100 of which are issued and outstanding and owned by Parent. All issued and outstanding shares of Parent Common Stock and Acquisition Subsidiary Common
Stock are, and the shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be, at the time of issuance and delivery, validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be registered under the 1933 Act and duly listed for trading on the NYSE, subject to official notice of issuance.

         4.4 Consents and Approvals. Except for (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the NYSE, the HSR Act, and Foreign Merger Laws and (ii) the filing and recordation of appropriate merger documents as required by the MBCA, the execution and delivery of this Agreement by Parent and Acquisition Subsidiary and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Articles or Certificate of Incorporation or Bylaws of Parent or Acquisition Subsidiary; (b) violate any statute, rule, regulation, order or decree of any public body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency) by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent or approval of any public body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under, or result in the creation of any Lien on any of the properties or assets of Parent or its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound, except, in the case of clause (d), for any such violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transaction contemplated hereby in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and would not have a Parent Material Adverse Effect.

         4.5 Reports; Financial Statements; Absence of Changes. Parent has filed all forms, reports, registration statements and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since December 31, 1994 (such forms, reports, registration statements and documents, together with any amendments thereto, are referred to as the "Parent SEC Filings"). As of their respective dates, the Parent SEC Filings (i) complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934
Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Parent SEC Filings (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved
(except as may be indicated therein or in the notes thereto), (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present the consolidated financial position of Parent as of the dates thereof and the income, cash flows and changes in shareholder's equity for the periods it involved. Except to the extent disclosed in Parent's subsequent filings with the SEC or specifically disclosed on SCHEDULE 4.5, since
April 30, 1995 there has not been any change or circumstance that would have a Parent Material Adverse Effect.

         4.6 Registration Statement. The Registration Statement (as defined in
Section 5.4 hereof) and any amendments or supplements thereto will comply in all material respects with the 1933 Act, and none of the information relating to Parent or its affiliates included or incorporated therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith will, at the time the Registration Statement becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent with respect to information supplied by the Company or any affiliate of the Company specifically for inclusion in the Registration Statement.

         4.7 Merger Filings. The information as to Parent and Acquisition
Subsidiary or any of their affiliates or shareholders included in Parent's filing, or submitted to the Company for inclusion in its filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto and Foreign Merger Laws.

         4.8 No Finders. No act of Parent or Acquisition Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein.


                                    ARTICLE 5
                                    COVENANTS

         5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective
Time, the Company and each Subsidiary will conduct its respective operations according to its ordinary and usual course of business and consistent with past practice, and the Company and each Subsidiary will use all reasonable efforts to preserve intact its respective business organizations, to maintain its present and planned business, to keep available the services of its respective officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, physicians, consultants, customers and others having business relationships with it. The Company will promptly advise Parent orally and in writing of any material change in the management, present or planned business, properties, liabilities, results of operations or financial condition of the Company or any Subsidiary. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, prior to the Effective Time, neither the Company nor any Subsidiary will, without the prior written consent of Parent:

                  (a) amend its Certificate of Incorporation or Bylaws;

                  (b) authorize for issuance, issue, sell, pledge or deliver
         (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into shares of stock of any class (other than the issuance of the number of shares of Company Common Stock indicated in Section 3.3 hereof upon the exercise in accordance with the current terms of the stock options listed in
         Schedule 3.3 hereof as outstanding on the date of this Agreement);

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution
         (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or redeem or otherwise acquire any shares of its capital stock or other securities; or amend or alter any material term of any of its outstanding securities;

                  (d) create, incur or assume any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than in the ordinary course of business and consistent with past practice; or make any loans, advances or capital contributions to, or investments in, any other person, except loans to employees in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $25,000 beyond the aggregate amount of all such loans outstanding on the date of this Agreement; or create, incur or assume any Lien on any material asset;

                  (e) knowingly take any action that would have the effect of
         (i) jeopardizing the treatment of the acquisition of the Company by Parent as a "pooling of interests" for accounting purposes, or (ii) jeopardizing the qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code;

                  (f) (i) increase in any manner the compensation of any of its directors, officers, employees, shareholders or consultants, except in the ordinary course of business and consistent with past practice, or accelerate the payment of any such compensation (whether or not any such acceleration is consistent with past practice); (ii) pay or accelerate or otherwise modify the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option or other employee benefit not required by any existing plan, agreement or arrangement to any such director, officer, employee, shareholder or consultant, whether past or present; or (iii) except for normal increases in the ordinary course of business in accordance with its customary past practices, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance, change of control, retirement or other benefit, plan, agreement or arrangement, or to any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

                  (g) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof, (i) sell, transfer, mortgage, or otherwise dispose of or encumber any real or personal property, (ii) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), or (iii) cancel any debts or waive any claims or rights, which involve payments or commitments to make payments which individually exceeds $25,000 or, in the aggregate, exceed $100,000;

                  (h) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, except as provided in (i) below and except purchases of inventory in the ordinary course of business consistent with past practice;

                  (i) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $50,000 (other than up to an aggregate
         $250,000 for investment in and lease costs for capital equipment related to the Company's balloon expandable stent);

                  (j) enter into, amend or terminate any joint ventures or any other agreements, commitments or contracts that, individually or in the aggregate, are material to the Company or any Subsidiary (except agreements, commitments or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale or lease of goods, services or properties in the ordinary course of business, consistent with past practice), or otherwise make any material change in the conduct of the business or operations of the Company or any Subsidiary;

                  (k) enter into or terminate, or amend, extend, renew or otherwise modify (including, but not limited to, by default or by failure to act) any distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply or similar contract, agreement or understanding
         (except agreements, commitments or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale or lease of goods, services or properties in the ordinary course of business, consistent with past practice);

                  (l) change in any material respect its credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

                  (m) remove or permit to be removed from any building, facility or real property any machinery, equipment, fixture, vehicle or other personal property or parts thereof, except in the ordinary course of business;

                  (n) alter or revise its accounting principles, procedures, methods or practices, except as required by a change in generally accepted accounting principles and concurred with by the Company's independent public accountants;

                  (o) institute, settle or compromise any claim, action, suit or proceeding pending or threatened by or against it involving amounts in excess of $50,000, at law or in equity or before any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality (including, but not limited to, the FDA or any nongovernmental self-regulatory agency);

                  (p) distribute or otherwise circulate any notices, directives or other communications directed to all or groups of customers, vendors, employees, distributors or others associated with its business relating to the transactions contemplated hereby or to the operation of business after consummation of such transactions without consulting with Parent, giving Parent reasonable opportunity to comment thereon and obtaining prior to distribution Parent's approval thereof, which shall not unreasonably be withheld;

                  (q) knowingly take any action that would render any representation, warranty, covenant or agreement of the Company in this Agreement inaccurate or breached as of the Closing Date; or

                  (r) agree, whether in writing or otherwise, to do any of the foregoing.

         5.2 No Solicitation. Neither the Company nor any Subsidiary, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, but not limited to any investment banker, attorney or accountant retained by the Company or any Subsidiary), shall, directly or indirectly, solicit, encourage, initiate or participate in any way in discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person or other entity or group (other than Parent or any affiliate or agent of Parent) concerning any merger, sale or licensing of any significant portion of the assets, sale of shares of capital stock
(including without limitation any proposal or offer to the Company's shareholders) or similar transactions involving the Company or any Subsidiary
(an "Alternative Proposal"), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal. The Company will promptly communicate to Parent the terms of any proposal or inquiry that it has received or may receive in respect of any such transaction or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with the Company; provided, however, that this Section shall not prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, (a) the Board of Directors of the Company determines in good faith that such action is so required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law and the Board has been so advised in writing (with a copy furnished to Parent) by independent, outside counsel, in its judgment and opinion, as being so required, (b) prior to furnishing information to, or entering into discussions and negotiations with, such person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (c) the Company keeps Parent informed of the status and all material information with respect to any such discussions or negotiations; and
(ii) to the extent applicable, complying with Rule 14e-2 promulgated under the 1934 Act with regard to an Alternative Proposal. Nothing in this Section shall
(x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit the Company to enter into any Agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company shall not enter into any Agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (z) affect any other obligation of the Company under this Agreement.

         5.3 Access and Information. The Company shall afford to Parent, and to Parent's accountants, officers, directors, employees, counsel and other representatives, reasonable access during normal business hours, from the date hereof through the Effective Time, to all of its properties, books, contracts, commitments and records, and, during such period, the Company shall furnish promptly to Parent all information concerning the Company's and its Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, testing, clinicals, officers, employees, investigators, distributors, customers, suppliers or others having dealings with the Company as Parent may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, distributors, customers, suppliers or others having dealings with the Company as Parent may reasonably request. During the period from the date hereof to the Effective Time, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Company's and the Subsidiaries' businesses and, in connection therewith, Parent shall be entitled to have employees or other representatives present at the offices of the Company and its Subsidiaries to observe, and be kept informed concerning, the Company's and the Subsidiaries' operations and business planning. Parent shall hold in confidence all such nonpublic information as required and in accordance with the confidentiality agreement dated January 19, 1996 between Parent and the Company
(the "Confidentiality Agreement").

         5.4 Approval of Shareholders; Proxy Statement; Registration Statement.

                  (a) the Company shall promptly take all action necessary in accordance with Delaware law and the Company's Certificate of Incorporation and Bylaws to cause a meeting of the Company's shareholders (the "Company Shareholders Meeting") to be duly called and held as soon as reasonably practicable following the date upon which the Registration Statement (as defined below) becomes effective for the purpose of voting upon the Merger, and shall use all reasonable efforts to obtain the Company shareholder approval of this Agreement and the Merger. In accordance therewith, the Company shall, with the cooperation of Parent, prepare and file, as soon as reasonably practicable, a proxy statement/prospectus included as part of the Registration Statement (such proxy statement/prospectus, together with notice of meeting, form of proxy and any letter or other materials to the Company shareholders included therein are referred to in this Agreement as the "Proxy Statement/Prospectus"). The Company shall use all reasonable efforts to cause the definitive Proxy
         Statement/Prospectus to be mailed to the shareholders of the Company, as soon as reasonably practicable following its effectiveness, with the date of mailing as mutually determined by the Company and Parent. The
         Company will, through its Board of Directors, recommend to its shareholders approval of the Merger in the definitive Proxy
         Statement/Prospectus.

                  (b) Parent shall, with the cooperation of the Company, prepare and file, as soon as reasonably practicable, a registration statement under the 1933 Act registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement"), which Registration
         Statement shall include the Proxy Statement/Prospectus. Parent will use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable. Parent shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish to Parent all information concerning the Company and its Subsidiaries and the holders of its capital stock, and shall take such other action and otherwise cooperate, as Parent may reasonably request in connection with any such action.

                  (c) Parent shall notify the Company promptly of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Registration Statement and shall supply the Company with copies of all correspondence with the SEC with respect to the Registration Statement.

                  (d) If at any time prior to the Company Shareholders Meeting, any event should occur relating to the Company, any Subsidiary or the Company's officers or directors that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, the Company shall promptly inform Parent.
         If at any time prior to the Company Shareholders Meeting, any event shall occur relating to Parent or Acquisition Subsidiary or their respective officers or directors that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, Parent shall promptly inform the Company.
         Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Proxy Statement/Prospectus or the Registration Statement, the Company or Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC.

         5.5 Consents. The Company will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to consummate the transactions contemplated hereby. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents. Parent will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of Parent to consummate the transactions contemplated hereby. The Company agrees to cooperate with Parent in connection with obtaining such approvals and consents.

         5.6 Affiliates' Letters.

                  (a) the Company has delivered to Parent a list of names and addresses of those persons, in the Company's reasonable judgment after consultation with outside legal counsel, who, as of the date hereof, are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each such person, a "Pooling Affiliate") of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list, and shall promptly update such list to reflect any changes thereto. The Company has caused to be delivered to Parent an affiliate letter in the form attached hereto as EXHIBIT A, executed by each of the Pooling Affiliates of the Company identified in the foregoing list, and shall use all reasonable efforts to deliver or cause to be delivered to Parent prior to the Effective Time such an affiliate letter executed by any additional persons who become Pooling Affiliates after the date hereof. Parent shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Parent Common Stock to be received by such Pooling Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common
         Stock, consistent with the terms of such letters.

                  (b) For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Parent will use all reasonable efforts to comply with Rule 144(c)(1) under the Securities
         Act.

         5.7 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the transactions contemplated hereby, the Proxy Statement/Prospectus and the Registration
Statement will be paid by the party incurring such costs and expenses, except that the Company and Parent will share equally the cost of printing and filing with the SEC the Proxy Statement/Prospectus and the Registration Statement, the filing fees required under the HSR Act or any Foreign Merger Laws and the fees charged by Price Waterhouse LLP for the letters described in Section 5.16 (the
"Shared Expenses").

         5.8 Further Actions. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary or otherwise), each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         5.9 Regulatory Approvals. The Company and Parent will take all reasonable action as may be necessary under federal or state securities laws or the HSR Act or Foreign Merger Laws applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use all reasonable efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies (including, without limitation, the FDA and equivalent foreign regulatory bodies, and other foreign regulatory bodies that administer Foreign Merger Laws, and any foreign labor councils or bodies as may be required) that they deem necessary or appropriate for, the consummation of the Merger and the transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions. Notwithstanding the foregoing or anything herein to the contrary, neither Parent nor Acquisition Subsidiary shall be required to make arrangements for or to effect the cessation, sale or other disposition of particular assets or categories of assets or businesses of Parent, Acquisition Subsidiary, the Company or any of their affiliates.

         5.10 Certain Notifications. The Company shall promptly notify Parent in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by the Company or its affiliates to satisfy any of the conditions specified in Section 6.1 or 6.2. Parent shall promptly notify the Company in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by Parent or its affiliates to satisfy any of the conditions specified in Section 6.1 or 6.3.

         5.11 Voting of Shares. To induce Parent to execute this Agreement, certain shareholders of the Company have executed and delivered as of the date hereof Agreements to Facilitate Merger in the form attached hereto as EXHIBIT B, whereby each such shareholder has agreed to vote his/her shares of the Company in favor of the Merger at the Company Shareholders Meeting.

         5.12 Noncompetition Agreements. To induce Parent to execute this
Agreement, the Company has caused certain individuals to execute and deliver to Parent as of the date hereof (but expressly contingent upon the Closing of Merger) noncompetition agreements substantially in the form of EXHIBIT C hereto.

         5.13 NYSE Listing Application. Parent shall prepare and submit to the NYSE a listing application for the Parent Common Stock to be issued in the Merger pursuant to Article 1 of this Agreement. The Company shall cooperate with Parent in such listing application.

         5.14 Indemnification. Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments, or amounts that are paid in settlement with the approval of Parent (which approval shall not be unreasonably withheld), of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time, including, without limitation, this Agreement and the transactions contemplated hereby ("Indemnified Liabilities"), in each case to the full extent the Company would have been permitted under Delaware law and its Certificate of Incorporation and Bylaws as of the Effective Time to indemnify such person (and Parent shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any affirmation or undertaking required by
Section 145(e) of the DGCL). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective
Time shall be reasonably satisfactory to Parent; (ii) after the Effective Time, Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, Parent will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that Parent shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified
Party wishing to claim indemnification under this Section 5.14, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent
(but the failure so to notify Parent shall not relieve it from any liability which it may have under this Section 5.14 except to the extent such failure materially prejudices Parent), and shall deliver to Parent the affirmation and undertaking, if any, required by Section 145(e) of the DGCL. The Indemnified
Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict of any significant issue between the positions of any two or more Indemnified Parties. In the event of any dispute as to the enforcement or interpretation of an Indemnified Party's rights under this Section 5.14 and the Indemnified Parties are held by a court of competent jurisdiction to have been entitled to indemnification under this Section 5.14, Parent shall promptly reimburse the Indemnified Party's fees and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such matter. The obligations of Parent to an Indemnified Party under this Section 5.14 shall survive and continue after the Effective Time, and shall inure to the benefit of the Indemnified Party for all Indemnified Party's heirs, legal representatives, administrators and other successors in interest. It is expressly understood and agreed that (i) each Indemnified Party shall be considered a third party beneficiary of this Section 5.14 and (ii) the parties hereto will not amend or modify the provisions of this Section 5.14 so as to adversely affect the rights of an Indemnified Party without in each instance first obtaining the prior written consent to such amendment or modification of all Indemnified Parties.

         5.15 Letters of the Company's and Parent's Accountants. (A) The Company shall cooperate with Parent and use all reasonable efforts to cause to be delivered to Parent the following letters from Price Waterhouse LLP ("PW") addressed to the Company and Parent: (i) a letter dated the date of this Agreement, stating that after appropriate review and based on its familiarity with the Company, the Company has not taken or agreed to take any action that would prevent Parent from accounting for the Merger as a pooling of interests transaction under Option 16 of the Accounting Principles Board and applicable
SEC rules and regulations; and (ii) a letter dated as of the Closing Date confirming as of the Closing Date the previously delivered letter referred to above. (B) The Company shall cooperate with Parent and Parent shall use all reasonable means to cause to be delivered to the Company the following letters from PW addressed to Parent and the Company: (i) a letter dated the date of this Agreement, stating that after appropriate review of this Agreement and a letter from the Parent describing the transaction, the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations; and (ii) a letter dated as of the Closing
Date confirming as of the Closing Date the previously delivered letter referred to above. The fees charged by PW for such letters shall be shared equally by Parent and the Company

         5.16 Royalty Revision. The Company shall use all reasonable efforts to revise, to such terms as are mutually satisfactory to the Company and Parent, the Company's royalty payment obligations to the parties to that certain
Assignment Agreement dated April 25, 1991, as amended, among the Company and others.

         5.17 Pooling; Reorganization. From the date hereof to the Effective
Time, Parent agrees that it will not knowingly take any action that would have the effect of (i) jeopardizing the treatment of the acquisition of the Company by Parent as a "pooling of interests" for accounting purposes, or (ii) jeopardizing the qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

         5.18 Subsidiary Shares. At or prior to the Closing, the Company shall cause all issued and outstanding Subsidiary shares owned by any person other than the Company to be transferred for no or nominal consideration to such person or persons designated by Parent.


                                    ARTICLE 6
                               CLOSING CONDITIONS

         6.1 Conditions to Obligations of Parent, Acquisition Subsidiary and the
Company. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

                  (a) No Injunction. Neither Parent, Acquisition Subsidiary, nor the Company shall be subject to any final order, decree or injunction of a court of competent jurisdiction within the United States that (i) prevents or materially delays the consummation of the Merger, or (ii) would impose any material limitation on the ability of Parent effectively to exercise full rights of ownership of the Company or the assets or business of the Company.

                  (b) Shareholder Approval. The approval of the shareholders of the Company referred to in Section 5.4 hereof shall have been obtained, in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws.

                  (c) Registration Statement. The Registration Statement (as amended or supplemented) shall have become effective under the 1933 Act and shall not be subject to any "stop order," and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness or qualification thereof shall have been initiated and be continuing or have been threatened and be unresolved. Parent shall also have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated hereby.

                  (d) NYSE Listing. The shares of Parent Common Stock to be delivered pursuant to the Merger shall have been duly listed on the NYSE, subject to official notice of issuance.

                  (e) Waiting Periods. The waiting periods applicable to the consummation of the Merger under the HSR Act and any Foreign Merger
         Laws shall have expired or been terminated.

         6.2 Conditions to Obligations of Parent and Acquisition Subsidiary. The respective obligations of Parent and Acquisition Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

                  (a) Representations and Warranties True. Each representation and warranty of the Company contained in this Agreement, without regard to any qualification or reference to immateriality or "Company Material
         Adverse Effect", shall be true and correct as of the date hereof and on the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a Company Material Adverse Effect.

                  (b) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing and Parent shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

                  (c) Consents. The Company shall have obtained all permits, authorizations, consents and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to Parent, and Parent and Acquisition Subsidiary shall have received evidence satisfactory to them of the receipt of such permits, authorizations, consents and approvals.

                  (d) Opinion of Counsel for the Company. Parent and Acquisition
         Subsidiary shall have received an opinion of Maslon, Edelman, Borman &
         Brand, a Professional Limited Liability Partnership, counsel to the
         Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect set forth in EXHIBIT D hereto.

                  (e) Affiliates' Letters. Parent shall have received a letter from each of the Affiliates pursuant to Section 5.6 hereof.

                  (f) Noncompetition Agreements. Parent shall have received executed agreements from such persons, and in such form satisfactory to Parent, as described in Section 5.12 hereof.

                  (g) Resignations. Such officers and directors (as shall have been specified Parent) of the Company or of any Subsidiary shall have tendered their respective resignations effective as of the Effective
         Time.

                  (h) Pooling Opinion. Parent shall have received each of the letters described in Sections 5.15.

                  (i) Royalty Revision. The Company's royalty obligations referenced in Section 5.16 shall have been revised to such terms as are mutually satisfactory to Parent and the Company.

                  (j) Subsidiary Shares. The transfer of Subsidiary shares as provided in Section 5.18 shall have occurred.

         6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

                  (a) Representations and Warranties True. Each representation and warranty of Parent contained in this Agreement without regard to any qualification or reference to immateriality or "Parent Material
         Adverse Effect", shall be true and correct on the date of this Agreement and on the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a Parent Material Adverse Effect.

                  (b) Performance. Parent and Acquisition Subsidiary shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

                  (c) Consents. Parent and Acquisition Subsidiary shall have obtained all permits, authorizations, consents and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to Parent, and the Company shall have received evidence satisfactory to it of the receipt of such permits, authorizations, consents and approvals.

                  (d) Opinion of Counsel for Parent. The Company shall have received an opinion of Fredrikson & Byron, P.A., counsel to Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect set forth in EXHIBIT E hereto.

                  (e) Tax Opinion. Since the date of this Agreement, there shall not have been any change in the facts, circumstances or applicable federal tax laws that would prevent the Company from receiving an opinion, dated the Closing Date, of Maslon, Edelman, Borman & Brand, a
         Professional Limited Liability Partnership, counsel to the Company, to the effect that, subject to customary conditions, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.


                                    ARTICLE 7
                           TERMINATION AND ABANDONMENT

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company, only:

                  (a) by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Directors of the Company;

                  (b) by either Parent or the Company if the Merger shall not have been consummated on or before September 30, 1996; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date and provided further, however, that, if a request for additional information is received from the U.S. Federal Trade Commission ("FTC") or Department of Justice
         ("DOJ") pursuant to the HSR Act or additional information is requested by an authority (a "Foreign Authority") pursuant to Foreign Merger
         Laws, such date shall be extended to the 90th day following acknowledgment by the FTC, DOJ or Foreign Authority, as applicable, that Parent and the Company have complied with such request, but in any event not later than October 31, 1996;

                  (c) by either Parent or the Company if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                  (d) by either Parent or the Company if, at the Company
         Shareholders Meeting, the requisite vote of the shareholders of the Company is not obtained, except that the right to terminate this Agreement under this Section 7.1(e) will not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the shareholders of the Company;

                  (e) by Parent if either (i) the Company has breached its obligations under Section 5.2 in any material respect, (ii) the Board of Directors of the Company has recommended, approved, accepted, or entered into an agreement regarding, an Alternative Proposal, as defined in Section 5.2, or (iii) the Board of Directors of the Company has withdrawn or modified in a manner adverse to Parent its recommendation of the Merger;

                  (f) by the Company if (i) it is not in material breach of its obligations under this Agreement, (ii) the Board of Directors of the Company has accepted an Alternative Proposal, and (iii) the Company has paid to Parent the fee required to be paid to Parent by Section 7.2 in the manner therein provided;

                  (g) by Parent if (i) Parent is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties or obligations under this Agreement such that the conditions in Section
         6.2 will not be satisfied, and the breach is not curable or, if curable, is not cured by the Company within 30 calendar days after receipt by the Company of written notice from Parent of such breach;

                  (h) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Parent of any of its representations, warranties or obligations under this Agreement such that the conditions in Section
         6.3 will not be satisfied, and the breach is not curable or, if curable, is not cured by Parent within 30 calendar days after receipt by Parent of written notice from the Company of such breach.

         7.2 Effect of Termination.

                  (a) In recognition of the time, efforts and expenses expended and incurred by Parent with respect to the Company and the opportunity the Company presents to Parent, if:

                           (i) this Agreement is terminated pursuant to Section
                  7.1(e) or 7.1(f); or

                           (ii) (A) any third party makes an Alternative
                  Proposal or acquires 10% or more of the outstanding Company
                  Common Stock prior to the Company Shareholders Meeting, (B) the requisite vote of the shareholders of the Company to approve the Merger is not obtained, (C) this Agreement is terminated, and (D) within 12 months after such termination
                  (x) the Company enters into an agreement relating to an Alternative Proposal or (y) an Alternative Proposal is consummated,

         then, in any such event, the Company will pay to Parent, upon the termination date in the event of termination pursuant to Section
         7.1(f), within five business days after demand by Parent in the case of termination pursuant to Section 7.1(e), and immediately upon the first to occur of the entering into an agreement providing for, or the consummation of, an Alternative Proposal in the case of the events specified in clause (ii) above (by wire transfer of immediately available funds to an account designated by Parent for such purpose), a fee equal to $5 million. The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to this Section 7.2, the Company shall also pay to Parent interest on the amount of the fee under this Section, accruing from its due date, at an interest rate per annum equal to 2% plus the prime commercial lending rate quoted by Norwest
         Bank Minnesota, N.A. Any change in the interest rate hereunder resulting from a change in such prime rate shall be effective at the beginning of the day of such change in such prime rate.

                  (b) Except as provided in the next sentence of this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of Section 7.1, the obligations of the parties to consummate the Merger will expire, and none of the parties will have any further obligations under this Agreement except pursuant to Section 7.2(a), Sections 5.3 and 5.7 and Article 8. In the event of the termination of this Agreement pursuant to any paragraph of Section 7.1 that is caused by a breach of a party, the party whose breach was the basis for the termination will not be relieved from any liability for its breach or its obligations pursuant to Section 7.2(a), and the other party will have no further obligations under this Agreement except as provided in Sections 5.3 and 5.7 and Article 8.


                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Acquisition Subsidiary and the Company at any time prior to the Effective Time with respect to any of the terms contained herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.2 Waiver of Compliance; Consents. Any failure of Parent or
Acquisition Subsidiary on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. Acquisition Subsidiary agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon Acquisition Subsidiary, whether given expressly on its behalf or not.

         8.3 Investigation; Survival of Representations and Warranties. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every representation and warranty contained herein shall be deemed to be conditions to the Merger and shall not survive the Merger. This Section 8.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

         8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Acquisition Subsidiary, to it at:

                           Medtronic, Inc.
                           7000 Central Avenue Northeast
                           Minneapolis, Minnesota 55432
                           with separate copies thereof addressed to
                           Attention:       General Counsel
                           and              FAX:  (612) 572-5459
                           Attention:       Vice President, Corporate
                                            Development and Associate
                                            General Counsel
                                            FAX:  (612) 572-5404

                  (b)      If to the Company, to it at:

                           InStent Inc.
                           6271 Bury Drive
                           Eden Prairie, Minnesota 55436
                           FAX:  (612) 937-0312
                           Attention:  Warren L. Bielke, Chief Executive Officer


                           with a copy to:

                           Maslon, Edelman, Borman & Brand
                           a Professional Limited Liability Partnership
                           3300 Norwest Center
                           Minneapolis, Minnesota 55402-4140
                           FAX:  (612) 672-8397
                           Attention:  Joseph Alexander

         8.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties any rights or remedies hereunder.

         8.6 Governing Law. Except to the extent that Delaware law is mandatorily applicable to the Merger and the rights of the shareholders of the Company and Acquisition Subsidiary, this Agreement shall be governed by the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable Minnesota principles of conflicts of law).

         8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         8.8 Knowledge. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" shall mean actual knowledge of a fact or the knowledge that such person or, if such person is a corporation, its directors, officers or other key employees could reasonably be expected to have based on reasonable investigation and inquiry.
The knowledge of an entity shall be deemed to include the knowledge of its subsidiaries.

         8.9 Interpretation. The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

         8.10 Publicity. Upon execution of this Agreement by Parent, Acquisition
Subsidiary and the Company, the parties shall jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them. Neither party shall, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions or other matters with respect to this Agreement, except as required by law or the rules of the NYSE or Nasdaq and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of the NYSE or Nasdaq; and (c) following prior notice to, and consultation with, the other party (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing shall not restrict Parent's or the Company's communications with their employees or customers in the ordinary course of business.

         8.11 Entire Agreement. This Agreement, including the exhibits and schedules hereto and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Confidentiality
Agreement supersede all prior agreements and the understandings between the parties with respect to such subject matter.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   Medtronic, Inc.


                                   By  /s/ Michael D. Ellwein
                                       Its Vice President


                                   BYR Acquisition Corp.


                                   By  /s/ Michael D. Ellwein
                                       Its Vice President


                                   InStent Inc.


                                   By  /s/ Warren Bielke
                                       Its President and CEO



                           CERTIFICATION BY SECRETARY
                                       OF
                              BYR ACQUISITION CORP.


         The undersigned, being the duly elected, qualified and acting Secretary of BYR GLOBAL Acquisition Corp., a Delaware corporation ("Acquisition
Subsidiary"), hereby certifies that on March 22, 1996, the foregoing Agreement and Plan of Reorganization was approved by the sole shareholder of Acquisition
Subsidiary.


                               /s/ Michael R. Kroll
                              Michael R. Kroll, Secretary
                              BYR Acquisition Corp.



                           CERTIFICATION BY SECRETARY
                                       OF
                                  INSTENT INC.


         The undersigned, being the duly elected, qualified and acting Secretary of InStent Inc., a Delaware corporation (the "Company"), hereby certifies that on March 22, 1996, the foregoing Agreement and Plan of Reorganization was approved by the vote of at least a majority of the outstanding stock of the Company entitled to vote thereon.



                                  Patricia Berg, Secretary
                                  InStent Inc.

- --------------------------------------------------------------------------------

                                                                     [Exhibit A]

                               AFFILIATE'S LETTER


Medtronic, Inc.
7000 Central Avenue Northeast
Minneapolis, Minnesota 55432

Gentlemen:

The undersigned officer and/or director of InStent, Inc. (the "Company") has been advised that the undersigned is deemed by the Company to be an "affiliate" of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act") (such rule, as amended or replaced by any successor rule, referred to herein as "Rule 145").
Pursuant to the terms of the Agreement and Plan of Reorganization dated on or about the date hereof (the "Merger Agreement"), among BYR Acquisition Corp.
("Sub"), Medtronic, Inc. ("Parent") and the Company, Sub will be merged with and into the Company (the "Merger"). As a result of the Merger, outstanding shares of common stock, $.01 par value per share, of the Company ("Company Common
Stock") will be converted into the right to receive shares of common stock, $.10 par value per share, of Parent ("Parent Common Stock"), as determined pursuant to the Merger Agreement.

In order to induce Parent and the Company to enter into the Merger Agreement, the undersigned (referred to herein as "Affiliate") represents, warrants and agrees as follows:

1. Affiliate will not directly or indirectly take any action which would have the effect of jeopardizing the treatment of the Merger as a "pooling of interests" for accounting purposes, including but not limited to any sale, transfer, pledge, disposal of, or other reduction in Affiliate's risk relative to, any Parent Common Stock or Company
         Common Stock during the period specified by Accounting Series Release
         No. 130 and 135 of the Securities and Exchange Commission (the "SEC"), which period generally includes the period commencing 30 days prior to the Merger and ending at such time as financial statements covering at least 30 days of the post-merger combined operations of Parent and the Company have been published by Parent.

2.       Affiliate has been advised that the issuance of the Parent Common
         Stock, if any, to Affiliate pursuant to the Merger is being registered with the SEC under the Securities Act and the rules and regulations promulgated thereunder on a Registration Statement on Form S-4.
         However, Affiliate has also been advised that, because Affiliate is deemed to be an "affiliate" of the Company (as that term is used in paragraphs (c) and (d) of Rule 145), any sale, transfer or other disposition by Affiliate of any Parent Common Stock issued pursuant to the Merger will, under current law, require either (a) further registration under the Securities Act of the Parent Common Stock to be sold, transferred or otherwise disposed of, or (b) compliance with Rule
         145, or (c) the availability of another exemption from such registration.

3. Affiliate will not offer to sell, sell or otherwise dispose of any Parent Common Stock issued pursuant to the Merger except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities
         Act (the compliance with Rule 145 or the availability of such other exemption to be established by Affiliate to the satisfaction of Parent's counsel).

4. Affiliate consents to the placement of a stop transfer order with the Company's and Parent's stock transfer agent and registrar, and to the placement of the following legend on certificates representing the Company Common Stock and Parent Common Stock issued or to be issued to
         Affiliate:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR
                  OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH AN AFFILIATE'S
                  LETTER FROM THE UNDERSIGNED TO [BUYER], AND IN COMPLIANCE WITH
                  RULE 145 OF THE SECURITIES ACT OF 1933.

5. Affiliate has carefully read this letter and has discussed its requirements and other applicable limitations on the ability of Affiliate to sell, transfer or otherwise dispose of Company and Parent
         Common Stock, to the extent Affiliate felt necessary, with counsel for Affiliate or counsel for the Company.

6. The Company agrees to take all reasonable actions up to the date of the Merger, including but not limited to the placement of a stop transfer order with the Company's stock transfer agent and registrar, to ensure compliance by Affiliate with the provisions of this letter.

                                   Very truly yours,


_________________, 1996
                                   _____________________________________________
                                   (Signature)

                                   _____________________________________________
                                   (Name) (Please Print)


                                   InStent Inc.


                                   By: _________________________________________
                                      Its: _____________________________________

- --------------------------------------------------------------------------------

                                                                     [Exhibit B]

                         AGREEMENT TO FACILITATE MERGER


DATE:             March ___, 1996

PARTIES:

                  Medtronic, Inc.,                        (hereinafter "Parent")
                  a Minnesota corporation

                           and

                  ______________________________,
                  an individual officer and/or director
                  of InStent Inc. (the "Company")    (hereinafter "Shareholder")

RECITALS:

         A. Shareholder is the legal or beneficial owner of __________ outstanding shares of Company Common Stock, and the holder of options, warrants or other rights to acquire __________ shares of Company Common Stock.

         B. Parent, the Company, and a wholly owned subsidiary of Parent are entering, or have entered, into an Agreement and Plan of Reorganization (the
"Merger Agreement") pursuant to which it is proposed that Parent's subsidiary will merge with and into the Company (the "Merger") and as a result of which the outstanding shares of Company Common Stock shall be converted into Parent Common
Stock.

         C. Pursuant to the Merger Agreement, the Company agrees to obtain
Shareholder's agreement to the terms and provisions hereof.

         D. Shareholder deems it to be in his/her best interest and in the best interests of the Company and all other shareholders of the Company that the Merger Agreement be approved, ratified and confirmed by the shareholders of the Company.

         E. It is understood and acknowledged by the Shareholder that Parent's execution of the Merger Agreement is being done in reliance upon the contemporaneous, or prompt subsequent, execution and delivery of this Agreement and that Parent will incur substantial expenses proceeding toward consummation of the Merger as contemplated by the Merger Agreement and that such expenses will be undertaken in reliance upon and as a result of the agreements and undertakings of Shareholder set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, and in order to induce Parent to execute the Merger Agreement and to proceed as contemplated by the Merger Agreement toward the consummation of the Merger, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS:

         1. Vote in Favor of Merger. Shareholder, in his capacity as a shareholder of the Company or as a representative with the authority to vote shares of Company Common Stock, agrees to vote (or appoint proxies who will vote) all shares of Company Common Stock with respect to which Shareholder presently owns or controls voting power, and all shares of Company Common Stock with respect to which Shareholder in the future acquires ownership or voting power, at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, (i) in favor of the approval, consent and ratification of the Merger Agreement, and (ii) against any action that would impede, interfere or discourage the Merger, would facilitate an acquisition of the Company, in any manner, by a party (other than Parent), or would result in any breach of representation, warranty, covenant or agreement of the Company under the Merger Agreement.

         2. Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent that Shareholder has the legal capacity to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This
Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding agreement of Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect.

         3. Successors and Assigns. This Agreement shall be binding upon any permitted purchasers, donees, pledgees, and other transferees of Company Common stock legally or beneficially owned by Shareholder. Shareholder agrees not to make any sales, gifts, transfers, pledges or other dispositions of Company
Common Stock without first making any such transferee or pledgee fully aware of the obligations under this Agreement in obtaining such transferee's or pledgee's written agreement to comply with the terms hereof. Notwithstanding the foregoing provisions of this Section 3, Shareholder shall not be prohibited from selling in the open market up to 100,000 of the shares of Company Common Stock covered hereby (provided such sales do not jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes) without requiring the purchasers thereof to comply with the terms hereof.

         4. Injunctive Relief. Shareholder agrees that in the event of Shareholder's breach of any provision of this Agreement, Parent may be without an adequate remedy at law. Shareholder therefore agrees that in the event of Shareholder's breach of any provision of this Agreement, Parent may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, Parent will not be precluded from seeking or obtaining any other relief to which it may be entitled.

         5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

         6. Further Assurances. Shareholder shall execute and delivery such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

         7. Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

         8. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable Minnesota principles of conflicts of laws).

         9. Effectiveness. If this Agreement is executed by Shareholder prior to the approval of the Merger Agreement by the Company's Board of Directors, then this Agreement shall be subject to, and shall become effective only upon, the approval of the Merger Agreement by the Company's Board of Directors. This
Agreement shall terminate upon termination of the Merger Agreement by Parent.

         IN WITNESS WHEREOF, Parent has caused this Agreement to Facilitate
Merger to be executed by its duly authorized officer, and Shareholder has executed this Agreement, as of the date and year first above written.

                                                     MEDTRONIC, INC.

                                   By: _________________________________________

                                      Its: _____________________________________



(Signatures continued on following page)





                                  SHAREHOLDER:


                                   _____________________________________________
                                   [signature]



                                   _____________________________________________
                                  [print name]


- --------------------------------------------------------------------------------


                                                                     [Exhibit C]



                            NONCOMPETITION AGREEMENT


         THIS AGREEMENT is made and entered into by and between __________________, ("Individual") and Medtronic, Inc., a Minnesota corporation
("Parent"), as of March ___, 1996, but effective commencing on the date of the consummation of the Merger described in the Merger Agreement referred to herein
(the "Effective Date").

                                   WITNESSETH:

         WHEREAS, Individual is an employee, consultant, officer, director or a shareholder of InStent Inc., a Delaware corporation (the "Company").

         WHEREAS, Parent and the Company propose to enter into an Agreement and Plan of Reorganization of even date herewith (the "Merger Agreement"), pursuant to which, on the Effective Date, Parent will acquire the capital stock and business (including good-will) of the Company by the merger of a wholly owned subsidiary of Parent with and into the Company (the "Merger"); and

         WHEREAS, Individual will receive Parent common stock in the Merger.

         WHEREAS, Individual desires to induce Parent to enter into the Merger
Agreement and consummate the transactions contemplated thereby.

         NOW THEREFORE, in consideration of the foregoing and to induce Parent to enter into the Merger Agreement, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

         1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

         "Competitive Product" means any stent, stent graft, and stent graft combination, any delivery system for the foregoing, and any procedure, device and instrument primarily used with any of the foregoing (including any component thereof or research to develop information useful in connection with any of the foregoing).

         "Parent" means Medtronic, Inc. and all of its subsidiary and affiliated corporations and the operating divisions of any of them (including but not limited to the Company from and after the Merger).

         2. Noncompetition Covenant. From and after the Effective Date until the five-year anniversary of the Effective Date, Individual will not, either alone or in any capacity with another legal entity:

                  (i) directly or indirectly, own any interest in, control, be employed by or associated with, or render services to (including but not limited to services in research), any person, entity, or subsidiary, subdivision, division, or joint venture of such entity
         (except Parent) in connection with the design, development, manufacture, marketing, or sale of a Competitive Product; provided that, the foregoing shall not prohibit Individual from holding a passive equity ownership interest of less than 2% in a publicly traded entity and, if Individual is an employee or consultant of Parent, to the extent such ownership is permitted by Parent's conflict policies as generally applied;

                  (ii) directly or indirectly, solicit any of the Company's or Parent's present or future employees or consultants for the purpose of hiring them or inducing them to leave their employment or consulting with the Company or Parent;

                  (iii) directly or indirectly, solicit, attempt to solicit, interfere, or attempt to interfere with the Company's or Parent's relationship with its customers or potential customers, on behalf of Individual or any other person or entity engaged in the design, development, manufacture, marketing, or sale of a Competitive Product;
         or

                  (iv) directly or indirectly design, develop, manufacture, market, or sell any Competitive Product.

         3. Geographic Scope. Individual acknowledges that each of the Company and Parent operates throughout the world and that the market for Company products and Parent products is world-wide. Individual therefore agrees that the covenants contained in Section 2 shall apply throughout the world.

         4. Injunctive Relief. In addition to any other relief or remedies afforded by law or in equity, if Individual breaches this Agreement, Individual agrees that Parent shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction plus reasonable attorneys' fees if successful in securing such relief. Individual recognizes that products and inventions generated by Individual while an employee of the Company or pursuant to the consulting while a consultant to the Company are the property of the Company, the value of which would be adversely affected by Individual's violation of this Agreement, and Individual hereby admits that irreparable damage will result to Parent if Individual violates or threatens to violate the terms of this Agreement. This Section 4 shall not preclude the granting of any other appropriate relief including, without limitation, money damages against Individual for breach of such sections of this Agreement.

         5. Severability. If it is determined by a court of competent jurisdiction that any term or provision of this Agreement is invalid or unenforceable, then (i) the remaining terms and provisions hereof shall be unimpaired, and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         6. Authority. Individual represents and warrants to Parent as follows:
(a) Individual has full capacity and authority to enter into this Agreement and to perform his obligations hereunder; (b) this Agreement has been duly executed and delivered by Individual, and constitutes a legal, valid and binding agreement of Individual, enforceable against Individual in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and (c) neither the execution and delivery of this Agreement nor compliance by Individual with its terms and provisions will violate (i) any permit or license of Individual, or
(ii) any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which Individual is subject.

         7. Complete Agreement; Effectiveness. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements between the parties whether written or oral relating hereto. Notwithstanding any contrary provisions of this Agreement, the effectiveness of this Agreement is conditioned upon and subject to the occurrence of the Merger.

         8. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

         9. Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
Any amendment to this Agreement shall be in writing and signed by the parties hereto. This Agreement shall not be superseded by any future agreement entered into between Individual and Parent unless such future agreement specifically refers to this Agreement by date and states specifically by section reference the portions of this Agreement that such future agreement is intended to supersede.

         10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         11. Titles and Headings; Construction. The titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Individual acknowledges that Individual and Parent have jointly participated in the negotiation and drafting of this Agreement, and the parties agree that this Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

         IN WITNESS WHEREOF, each of the parties has caused this Noncompetition
Agreement to be executed in the manner appropriate to each, as of the date first above written.




                                   _____________________________________________
                                   [Individual]


                                                     Medtronic, Inc.



                                   By: _________________________________________

                                      Its: _____________________________________


- --------------------------------------------------------------------------------


                                                                     [Exhibit D]


                    FORM OF OPINION OF THE COMPANY'S COUNSEL

         1. The Company has the requisite corporate power to execute, deliver and perform the Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of the Agreement and the consummation by the Company of the transactions contemplated thereby have been duly authorized by the shareholders and the Board of Directors of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of the Agreement and the consummation by the Company of the transactions contemplated thereby. The Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

         2. The execution, delivery and performance by the Company of the Agreement, the compliance by the Company with the provisions thereof and the consummation by the Company of the transactions contemplated thereby will not:
(i) violate or be in conflict with any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary; (ii) or violate any order, writ, injunction, decree, statute, rule or regulation known to such counsel that is applicable to the Company or any Subsidiary, the violation of which would, individually or in the aggregate, have a Company Material Adverse
Effect.


- --------------------------------------------------------------------------------


                                                                     [Exhibit E]


                       FORM OF OPINION OF PARENT'S COUNSEL

         1. Each of Parent and Acquisition Subsidiary has the requisite corporate power to execute, deliver and perform the Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by Parent and Acquisition Subsidiary of the Agreement and the consummation by them of the transactions contemplated thereby have been duly authorized by the Board of Directors of Parent and the shareholder and the Board of Directors of Acquisition Subsidiary, and no other corporate action on the part of Parent or Acquisition Subsidiary is necessary to authorize the execution, delivery and performance by Parent and Acquisition Subsidiary of the Agreement and the consummation by them of the transactions contemplated thereby. The Agreement has been duly and validly executed and delivered by Parent and Acquisition
Subsidiary and constitutes a valid and binding obligation of them, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

         2. The execution, delivery and performance by Parent and Acquisition
Subsidiary of the Agreement, the compliance by them with the provisions thereof and the consummation by them of the transactions contemplated thereby will not:
(i) violate or be in conflict with any provision of the Articles of Incorporation or Bylaws of Parent or Acquisition Subsidiary; (ii) or violate any order, writ, injunction, decree, statute, rule or regulation known to such counsel that is applicable to Parent or Acquisition Subsidiary, the violation of which would, individually or in the aggregate, have a Parent Material Adverse
Effect.